Exhibit (a.1)

CERTIFICATE OF TRUST

OF

iSHARES U.S. ETF TRUST

This Certificate of Trust of iShares U.S. ETF Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is iShares U.S. ETF Trust.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.), as referenced in Section 3807(a) of the Act.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) unless otherwise provided in the Trust’s governing instrument, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Certificate of Trust shall be effective upon filing.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with
Section 3811(a)(1) of the Act.

/s/ Andrew Josef
Name:	Andrew Josef
Title:	Trustee